Exhibit 99.1

Brooks Boveroux, CFO
Photogen Technologies, Inc.
(215) 862-6860

Brian Ritchie
Noonan Russo Presence
(212) 845-4269

FOR IMMEDIATE RELEASE

Photogen Technologies Announces Agreement with Xmark to Cure Default

New Hope, PA, August 20, 2003 - Photogen Technologies, Inc. (Nasdaq:PHGN) announced today that it has reached an agreement ("the Agreement") with Xmark Fund, L.P. and Xmark Fund, Ltd. (collectively, “Xmark”) to cure its default under promissory notes held by Xmark.

Under the terms of the Agreement, Photogen will make an immediate cash payment of $1,250,000 to Xmark and Xmark will rescind the default notice previously delivered to Photogen.  Photogen remains obligated to make a second principal payment of $1,250,000 as set forth in the original promissory notes held by Xmark, but it now has the right to extend the due date monthly until April 3, 2004 for a fee ranging from $50,000 to $100,000 per month.

Other revisions to Photogen’s prior agreement with Xmark include changing Xmark’s demand registration rights to piggy-back registration rights and modifying the definition of “Event of Default” in the security agreements securing Photogen’s obligations to Xmark.

Except as specifically amended by the Agreement, the terms of Photogen’s agreements with Xmark remain in effect, including Xmark’s put right with respect to Photogen stock Xmark owns.

In order to fund its obligations to Xmark and for other working capital purposes, Photogen borrowed an aggregate principal amount of $1,484,000 from two of its investors.  In addition, Photogen announced that Jonathan Fleming was officially appointed to its board of directors recently, following his previously disclosed acceptance of the appointment.

About Photogen

Photogen Technologies, Inc. develops and markets a platform of innovative imaging products.  The company recently acquired the medical imaging business of Alliance Pharmaceutical Corp., led by Imagent® (perflexane lipid microspheres), an FDA approved ultrasound imaging product. Photogen's development programs use a versatile iodinated nanoparticulate formulation that shows promise as a subcutaneous, intravenous or intra-arterial agent for both cardiovascular imaging and lymphography (the diagnosis of cancer metastasizing to lymph nodes).  PH-50, which is entering Phase 1 clinical studies, has potential benefits when used with conventional or computed tomography (CT) angiography to address the need for early detection of coronary artery disease, cancer and other diseases affecting the body’s arteries and organs.  N1177, which is entering Phase 2 clinical studies, has potential applications for the diagnosis and staging of cancers such as breast, prostate, lung, melanoma, uterine, cervical, and head and neck cancer.

Statements in this release that are not strictly historical are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks that may cause Photogen’s actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company to:  obtain necessary financing to support its development and commercialization programs, maintain and defend intellectual property protection for its proprietary products, avoid infringing intellectual property rights of third parties, successfully market its approved product, develop additional products and obtain regulatory approval for their use, and manufacture or obtain supplies of drug product.  These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company’s filings from time to time with the Securities and Exchange Commission.